EXHIBIT 12

DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              Three Months        Year
                              Ended               Ended
                              January 31,         October 31,
                              1999      1998      1998
                              (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting   $ 76,315  $320,896  $1,560,032
 Dividends received from less-
  than-fifty percent owned
  affiliates                       394       329       5,555
 Fixed charges excluding
  capitalized interest         137,187   117,912     531,817
Total earnings                $213,896  $439,137  $2,097,404


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest        $134,497   $115,372  $  521,418
 Portion of rental charges
  deemed to be interest          3,113      3,184      12,451
Total fixed charges           $137,610   $118,556  $  533,869


Ratio of earnings to
 fixed charges*                   1.55       3.70        3.93

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than-fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     Year Ended
                                     October 31,
                                     1997        1996
                                     (In thousands of dollars)

Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting          $1,507,070  $1,286,634
 Dividends received from less-
  than-fifty percent owned
  affiliates                              3,591       7,937
 Fixed charges excluding
  capitalized interest                  433,673     410,764
Total earnings                       $1,944,334   1,705,335


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest               $  422,588  $  402,168
 Portion of rental charges
  deemed to be interest                  11,497       8,596
Total fixed charges                  $  434,085  $  410,764


Ratio of earnings to
 fixed charges*                            4.48        4.15

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DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Year Ended
                                     October 31,
                                     1995        1994
                                     (In thousands of dollars)


Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting          $1,092,751  $  920,920
Dividends received from less-
  than-fifty percent owned
  affiliates                              2,023       2,329
Fixed charges excluding
  capitalized interest                  399,056     310,047
Total earnings                       $1,493,830  $1,233,296


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest               $  392,408  $  303,080
Portion of rental charges
  deemed to be interest                   6,661       7,008
Total fixed charges                  $  399,069     310,088


Ratio of earnings to
 fixed charges*                            3.74        3.98